Noel E. Guardi, Attorney at Law
 99 ROCKY RIDGE ROAD, P.O. BOX 381
PINECLIFFE, COLOADO 80471
TELEPHONE: 303-969-8886
FAX:303-969-8887
seclawyer@ionsky.com

November 30, 2005

Mr. Michael Gelmon, Chief Executive Officer
Mr. Cory Gelmon, President and Chief Financial Officer
Banyan Corporation
Suite 207, 5005 Elbow Drive S.W.
Calgary, Alberta, Canada T2S 2T6

Re: Legal Service Agreement

Dear Messrs. Gelmon:

     You have asked me to provide legal consulting services to Banyan Corporation (the “Company“) and to represent it in connection with certain securities and corporate matters, including, but not limited to revision and review of financing documents and issuing legal opinions in connection with financings, compliance with the securities registration, periodic reporting, proxy solicitation and beneficial ownership reporting requirements of the federal securities laws and the United States Securities Exchange Commission as appropriate, and such other matters as your may request from time to time.

     You have asked me to propose an arrangement under which I would function as a virtual in-house counsel for purposes of compliance requirements and related matters with fees pursuant to a payment schedule. I have prepared this summary of our agreement for your approval.

     The schedule attached hereto sets forth the Company’s requirements for the thirteen months from December 1, 2005 through December 31, 2006. The schedule assumes that there will be no annual meeting to elect directors. Professional services necessary to complete these items are included in the fees described below.

     By my estimate, the matters within these requirements will require approximately 500 hours to complete based on the 750 hours expended last year less the time expended last year on non-recurring matters such as the proxy statement and annual meeting, the Yost claims, and stock, notes and options issued prior to my engagement, and time savings due to other economies. Fees for legal consulting services for such matters are $90,000 at $180.00 per hour, a discount of 10% from my prevailing rate, split $45,000 as a fixed fee for any securities placement and related registration statement (a $2,000 discount from last year), and $45,000 as a fixed fee for all other matters on the schedule (about the same as the actual cost of these items last year over a shorter 12 month period).

Messrs. Michael and Cory Gelmon
Banyan Corporation
November 30, 2005

     For matters on the schedule there will be no charges for the assistance of non-legal professional staff.

     I propose to reduce the cash portion of fees for matters on the schedule and accept approximately 25% of compensation in the form of securities. This equates to fees of $72,000, divided into $36,000 as a fixed fee for any securities placement including any registration statement, and $36,000 as a fixed fee for all of the matters on the schedule. The quarterly retainer, to be treated as an earned retainer, will be $9,000 payable in advance each quarter, with the first quarter (through 3/31/06) due on closing of any securities placement from the proceeds thereof. In addition, $12,000 for any securities placement work (review, opinion, schedules and minutes) and $12,000 in advance for any registration statement will also be due on closing of any securities placement from the proceeds thereof. The total remittance for fees due upon closing of any securities placement is $33,000. The balance of $12,000 for any registration statement will be due on the effective date.

     In addition, the Company will issue and deliver as an earned retainer, upon signing of this agreement, 3,000,000 shares valued at $.006 per share as of the date hereof. The shares will be issued effective immediately. You agree to register for sale the shares at my expense on Form S-8 as soon as practicable. Proceeds from the sale of the shares in excess of $18,000 will be credited to the Company’s account and applied to the balances due for services rendered hereunder, first to any charges outstanding through November 30, then to the first and subsequent quarterly retainer amounts, then to costs and disbursements, and then to any other amounts due hereunder.

     Not included in the scope of the work covered by the foregoing fee schedule are:

1.	Registration statements other than any registration statement in connection with any securities placement.

2.	Merger and acquisition negotiation and document drafting.

3.	Rule 144 opinions on behalf of sellers.

4.	Franchise work.

Messrs. Michael and Cory Gelmon
Banyan Corporation
November 30, 2005

5.	Human resources matters.

6.	Litigation and legal proceedings of any kind.

7.	Any matters, otherwise on the schedule, in excess of five hundred (500) hours for the year.

     For the foregoing matters not included in the scope of the fixed fees and payment plan, you agree to pay hourly fees for legal consulting services rendered and the assistance of non-legal professional staff at the rates of one hundred and eighty dollars ($180.00) and forty-five dollars ($45.00), respectively, per hour expended on your behalf, to be billed in arrears.

     Any advances paid hereunder will be held in a trust account for your benefit and applied to hourly fees and disbursements, as set forth herein, as they are incurred.

     You also agree to pay for disbursements. Disbursements include, among other things, delivery and air freight charges, postage, photocopying costs, court costs, computer research time, long distance telephone charges, and other costs and expenses advanced on your behalf. In some instances, costs may be billed directly to you or requested in advance and not advanced by me.

     I will render periodic statements to you reflecting the balance due for professional fees and disbursements from time to time. The balance due shall be payable upon receipt of the statement.

     In offering to represent the Company on the basis set forth above, I reasonably believe that my representation will not be materially limited by my own interests, in particular, my interest in the price of the Company’s stock and the possible effect thereon of the course or outcome of matters in which I represent the Company.

     The use of independent counsel may be advisable in entering into this legal service agreement and in connection with the issuance of shares hereunder. You have a reasonable opportunity to seek the advice of such independent counsel and have consented to my representation thereafter.

     I agree to represent the Company zealously and with undivided loyalty at all times. I do not, and will not, represent, in any matter involving the Company, any individual director, officer, employee or shareholder of the Company.

Messrs. Michael and Cory Gelmon
Banyan Corporation
November 30, 2005

     I agree to use my best efforts to perform all services required in connection with my engagement in a professional, competent and timely manner. You acknowledge that such performance depends, in part, upon the prompt receipt of documentation, information, authorizations and instructions from you, your prompt review and execution of documents, and your co-operation in general.

     You may terminate my engagement at any time for any reason. I may terminate the engagement by notifying you in writing if you fail to pay as agreed or do not cooperate with me or for any other just reason. In the event of termination of this agreement, I will promptly remit a statement indicating the then current balance due or remit the credit balance, if any, in your account.

     I appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter, and remit the shares provided for above.

Very truly yours,

/s/ Noel Guardi, Esq.

Noel Guardi, Esq.

     Agreed to and accepted this 7th day of December 2005.

BANYAN CORPORATION

/s/ Michael Gelmon
Michael Gelmon,Chief Executive
Officer

/s/ Cory Gelmon
Cory Gelmon, President and
Chief Financial Officer